Exhibit 10aa.

PERFORMANCE SHARE UNITS AGREEMENT

Under the Bristol-Myers Squibb Company

2007 Stock Award and Incentive Plan

2011-2013 Performance Share Units Award

Bristol-Myers Squibb Company (the “Company”) has granted you a Performance Share Units Award as set forth in the Grant Summary. This award is subject in all respects to the terms, definitions and provisions of the 2007 Stock Award and Incentive Plan (the “Plan”) adopted by the Company.

Award Date: March 1, 2011

Performance Cycle Start Date: January 1, 2011

Please refer to the Grant Summary for the Target Number of Performance Share Units relating to the 2011-2013 performance cycle:

2011 Performance Share Units (11-13 Cycle): 22.22% of total award

2012 Performance Share Units (11-13 Cycle): 22.22% of total award

2013 Performance Share Units (11-13 Cycle): 55.56% of total award

The year referenced for each of these three “tranches” is the “Performance Year” for that tranche. The percentages shown above reflect the special nature of the 2011-2013 Performance Share Units Award. Specifically, the Company increased the value of the third tranche by two- and- a- half times (2.5x) as compared to last year. Thus, your 2011-2013 total award is one-and-a-half times (1.5x) more valuable as a result of the enhancement to the third tranche.

Range at which Performance Share Units may be earned for varying performance:

Threshold: 32.50% of Target

Target: 100% of Target

Maximum: 167.50% of Target

Performance Goal and Earning Date: A separate Performance Goal will be set for each tranche by March 30 of the Performance Year, specifying the number of Performance Share Units that may be earned for specified levels of performance. The Earning Date will be December 31 of the Performance Year. The Performance Goal for the 2011 Performance Share Units is attached as Exhibit A hereto.

Vesting: Earned Performance Share Units will vest on January 1, 2014, subject to earlier vesting at the times indicated in Sections 6 (including in connection with certain terminations following a Change in Control) and 8.

Settlement: Earned and vested Performance Share Units will be settled by delivery of one share of the Company’s Common Stock, $0.10 par value per share (“Shares”), for each Performance Share Unit being settled. Dividend equivalents will accrue and be payable in connection with Performance Share Units at the time and to the extent that the underlying Performance Share Unit becomes payable. Settlement shall occur at the time specified in Section 4 hereof.

1. PERFORMANCE SHARE UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you the opportunity to earn the 2011 Performance Share Units as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. In addition, the Committee hereby indicates its intention to grant to you the opportunity to earn the 2012 Performance Share Units and the 2013 Performance Share Units for the 2011-2013 performance cycle and subject to this Agreement; such grants shall become effective only at such time as the Committee has specified the Performance Goal for those Performance Share Units (by March 30 of the relevant Performance Year), except as otherwise provided in this Section 1 and in Sections 6(a) and 6(b). The target number of each tranche of Performance Share Units and the kind of shares deliverable in settlement, the calculation of earnings per share as a Performance Goal, and other terms and conditions of the Performance Share Units are subject to adjustment in accordance with Section 11 hereof and Section 11(c) of the Plan. In the event of a Change in Control, you will become legally entitled to have the grant of Performance Share Units specified hereunder become effective (i) for the Performance Year in effect at the date of the Change in Control, at the time of the Change in Control (if the grant was not previously effective) if you were employed by the Company or a subsidiary or affiliate immediately before the Change in Control, and (ii), for any Performance Year beginning after the year in which the Change in Control occurred, at the beginning of such Performance Year if you remain so employed at that time. In each case relating to Performance Share Units the grant of which is effective at or following a Change in Control, the Performance Goal for such Performance Share Units shall be reasonably achievable and not more difficult to achieve in relation to the Company’s budget for that Performance Year than the Performance Goal for any earlier Performance Year was in relation to the budget for that earlier Performance Year.

2. CONSIDERATION

As consideration for grant of 2011 Performance Share Units, you shall remain in the continuous employ of the Company and/or its Subsidiaries or Affiliates for at least one year from the Performance Cycle Start Date or such lesser period as the Committee shall determine in its sole discretion, and no Performance Share Units shall be payable until after the completion of such one year or lesser period of employment by you (subject to Section 6(c)). No 2012 Performance Share Units or 2013 Performance Share Units shall be granted hereunder unless you have met the one-year continuous employment requirement specified in this Section 2, measured from the Performance Cycle Start Date.

3. PERFORMANCE GOALS

The Performance Goals for the 2011 Performance Share Units are specified on the cover page of this Agreement and Exhibit A hereto, and for the 2012 Performance Share Units and 2013 Performance Share Units shall be specified in writing in such manner as the Committee may determine.

4. DETERMINATION OF PERFORMANCE SHARE UNITS EARNED AND VESTED; FORFEITURES; SETTLEMENT

By March 15 of the year following each Performance Year, the Committee shall determine the extent to which Performance Share Units have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals for the Performance Share Units relating to that Performance Year, provided, however, that the Committee may exercise its discretion (reserved under Plan Sections 7(a) and 7(b)(v)) to reduce the amount of Performance Share Units deemed earned in its assessment of performance in relation to Performance Goals, or in light of other considerations the Committee deems relevant. The Committee shall certify these results in writing in accordance with Plan

Section 7(c), subject to any limitation under Section 7 hereof (if you are Disabled during the Performance Year in excess of 26 weeks). Any Performance Share Units that are not, based on the Committee’s determination, earned by performance in a Performance Year (or deemed to be earned in connection with a termination of employment under Sections 6 and 8 below), including Performance Share Units that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be canceled and forfeited.

Performance Share Units are subject to vesting based on your service for periods which extend past the applicable Performance Year. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company, its subsidiaries or an affiliate of the Company, you will become vested in Performance Share Units only to the extent provided in Section 6 or 8, and any Performance Share Units that have not been earned and vested at or before such event and which cannot thereafter be earned and vested under Sections 6 or 8 shall be canceled and forfeited.

In certain termination events as specified below and in connection with a long-term Disability (as defined in Section 7), you will be entitled to vesting of a “Pro Rata Portion” of the Performance Share Units earned or deemed earned hereunder. For purposes of this Agreement, in the case of a termination of employment, the Pro Rata Portion is calculated as the proportionate number of the total number of Performance Share Units relating to a given Performance Year; provided, however, that the number of days you were employed shall be reduced by the number of days during such Performance Year in which you were Disabled in excess of 26 weeks since the commencement of the Disability. For purposes of this Agreement, in the case of a Disability extending longer than 26 weeks, the Pro Rata Portion is calculated as the proportionate number of the total number of Performance Share Units relating to a given Performance Year minus the number of days you were Disabled in excess of 26 weeks since the commencement of the Disability.

The number of Performance Share Units earned or vested shall be rounded to the nearest whole Performance Share Unit, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Share Units that become vested while you remain employed by the Company or a subsidiary or affiliate shall be settled promptly upon vesting by delivery of one Share for each Performance Share Unit being settled, unless validly deferred in accordance with deferral terms then authorized by the Committee (subject to Plan Section 11(k)). Performance Share Units that become vested under Sections 6(a), 6(b), 6(c) or 8 shall be settled at the times specified therein; provided, however, that settlement of Performance Share Units under Section 6(a), (b) or (c) shall be subject to the applicable provisions of Plan Section 11(k). (Note: Section 11(k) could apply if settlement is triggered by a Change in Control or a termination following a Change in Control). Until Shares are delivered to you in settlement of Performance Share Units, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Share Units, including the right to vote the shares and receive distributions other than dividends. (Your rights with respect to dividends are set forth in Section 11, below.) Shares of stock issuable in settlement of Performance Share Units shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

5. NONTRANSFERABILITY OF PERFORMANCE SHARE UNITS AND DESIGNATION OF BENEFICIARY

Performance Share Units shall not be transferable other than by will or by the laws of descent and distribution, except that you may designate a beneficiary pursuant to the provisions hereof on a Designation of Beneficiary form.

If you and/or your beneficiary shall attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle Performance Share Units or otherwise make payments shall terminate.

If no designated beneficiary is living on the date on which shares are deliverable in settlement or other amount becomes payable to you, or if no beneficiary has been specified, such settlement or payment will be payable to the person or persons in the first of the following classes of successive preference:

(i)	Widow or widower, if then living,

(ii)	Surviving children, equally,

(iii)	Surviving parents, equally,

(iv)	Surviving brothers and sisters, equally,

(v)	Executors or administrators

and the term “beneficiary” as used in this Agreement shall include such person or persons.

6. RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) Retirement. In the event of your Retirement (as defined in the Plan) prior to settlement of Performance Share Units and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Share Units relating to a Performance Year in progress at the date of your Retirement, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Share Units for that Performance Year under Section 4 (for this purpose, if the grant of Performance Share Units relating to the Performance Year in progress at the date of your Retirement has not yet become effective, such grant shall be deemed to be effective immediately before the Retirement and shall have the same terms as applicable to participating employees who remain employed). Any Performance Share Units earned and vested under this Section 6(a) shall be settled at the earlier of (i) the date such Performance Share Units would have vested if you had continued to be employed by the Company or a subsidiary or affiliate, (ii), in the event of a Change in Control, as to previously earned Performance Share Units promptly upon the Change in Control and, in the case of any unearned Performance Share Units (subject to Section 1), promptly following the date at which the Committee determines the extent to which such Performance Share Units have been earned (in each case subject to Section 6(e) below and Section 11(k) of the Plan), or (iii), in the event of your death, in the year following the Performance Year in which your Retirement occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Share Units have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following your Retirement, any Performance Share Units that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(a) will be canceled and forfeited.

(b) Termination by the Company Not For Cause. In the event of your Termination Not for Cause (as defined in Section 6(f)) by the Company and not during the Protected Period (as defined in Section 6(f)), prior to settlement of Performance Share Units and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Share Units relating to a Performance Year in progress at the date of such termination, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the

Performance Share Units for that Performance Year under Section 4 (for this purpose, if the grant of Performance Share Units relating to the Performance Year in progress at the date of your Termination Not for Cause has not yet become effective, such grant shall be deemed to be effective immediately before your termination and shall have the same terms as applicable to participating employees who remain employed). If you are employed in the United States (including in Puerto Rico), and you are not eligible for Retirement, you shall be entitled to the pro rata vesting described in the preceding sentence only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, you shall forfeit any Performance Share Units that are unvested as of the date your employment terminates. Any Performance Share Units earned and vested under this Section 6(b) shall be settled at the earlier of (i) the date such Performance Share Units would have vested if you had continued to be employed by the Company or a subsidiary or affiliate or within the period extending to April 1 of that vesting year, (ii), in the event of a Change in Control meeting the conditions of Section 6(e)(ii), as to previously earned Performance Share Units promptly upon such Change in Control and, in the case of any unearned Performance Share Units (subject to Section 1), promptly following the date at which the Committee determines the extent to which such Performance Share Units have been earned (in each case subject to Section 6(e) below and Section 11(k) of the Plan), or (iii), in the event of your death, in the year following the Performance Year in which your Termination Not for Cause occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Share Units have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following such Termination Not for Cause, any Performance Share Units that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(b) will be canceled and forfeited.

(c) Qualifying Termination Following a Change in Control. In the event that you have a Qualifying Termination as defined in Plan Section 9(c) during the Protected Period (as defined in Section 6(f) below) following a Change in Control (as defined in the Plan), you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Share Units relating to a Performance Year in progress at the date of your Qualifying Termination (subject to Section 1, but including Performance Share Units otherwise not meeting the one-year requirement of Section 2), in a Pro Rata Portion of the target number of Performance Share Units that could have been earned in the Performance Year. All of your earned and vested Performance Share Units shall be settled promptly (subject to Section 6(e) below and Section 11(k) of the Plan); provided, however, any additional forfeiture conditions in the nature of a “clawback” contained in Section 10 of this Agreement shall continue to apply to any payment. Upon your Qualifying Termination, any Performance Share Units that have not been deemed earned and vested under this Section 6(c) will be canceled and forfeited.

(d) Other Terminations. If you cease to be an employee of the Company and its subsidiaries and affiliates for any reason other than Retirement, Termination Not for Cause, a Qualifying Termination within the Protected Period following a Change in Control, or death, Performance Share Units granted herein that have not become both earned and vested shall be canceled and forfeited and you shall have no right to settlement of any portion of the Performance Share Units.

(e) Special Distribution Rules to Comply with Code Section 409A. The Performance Share Units constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code (the “Code”), based on Internal Revenue Service regulations and guidance in effect at the date of grant. As a result, the timing of settlement of your Performance Share Units will be subject to applicable limitations under Code Section 409A. Specifically, each tranche of Performance Share Units will be subject to Section 11(k) of the Plan, including the following restrictions on settlement:

(i)	Settlement of the Performance Share Units under Section 6(c) upon a Qualifying Termination will be subject to the requirement that the termination constitute a

“separation from service” under Treas. Reg. § 1.409A-1(h), and subject to the six-month delay rule under Plan Section 11(k)(i)(E) if at the time of separation from service you are a “Specified Employee.”

(ii)	Settlement of the Performance Share Units under Section 6(a) or 6(b) in the event of a Change in Control will occur only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(f) Definition of “Protected Period” and “Termination Not for Cause.” For purposes of this Section 6, the “Protected Period” means a specific period of time following a Change in Control, such period to be the same as the applicable “protected period” specified by the Committee in your Change-in-Control Agreement or Change-in-Control Plan, as applicable, or such other specific period (not less than one year) specified by the Committee at the time of grant of this Award in the resolutions authorizing the grant of this Award. For purposes of this Section 6, a “Termination Not for Cause” means a Company-initiated termination for reason other than willful misconduct, activity deemed detrimental to the interests of the Company, or disability, provided that you execute a general release and, where required by the Company, a non-solicitation and/or non-compete agreement with the Company.

7. DISABILITY OF PARTICIPANT

For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary or affiliate, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or a subsidiary or affiliate, you will not be deemed to have terminated employment, and (ii), if you do not return to such employment status, you will be deemed to have terminated employment at the date of cessation of such Disability payments, with such termination treated for purposes of the Performance Share Units as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. If you have been Disabled for a period in excess of 26 weeks in the aggregate during one or more Performance Years, for each affected Performance Year you will earn only a Pro Rata Portion of the Performance Share Units you otherwise would have earned in respect of such a Performance Year.

8. DEATH OF PARTICIPANT

In the event of your death while employed by the Company or a subsidiary and prior to settlement of Performance Share Units but after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before your death and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii), with respect to Performance Share Units relating to a Performance Year in progress at the date of your death, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Share Units for that Performance Year under Section 4. In this case, your beneficiary shall be entitled to settlement of any of your earned and vested Performance Share Units referred to in clause (i) by the later of the end of the calendar year in which your death occurred or 60 days after your death, and to your earned and vested

Performance Share Units referred to in clause (ii) in the year following your year of death as promptly as practicable following the determination of the number of Performance Share Units earned under clause (ii) above. In the case of your death, any Performance Share Units that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 8 will be canceled and forfeited.

9. TAXES

At such time as the Company or any subsidiary or affiliate is required to withhold taxes with respect to the Performance Share Units, or at an earlier date as determined by the Company, you shall make remittance to the Company or to your employer of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company and its Subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your Performance Share Units, to satisfy the mandatory tax withholding requirements.

10. FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER ACTS

You acknowledge that your continued employment with the Company and its subsidiaries and affiliates and this grant of Performance Share Units are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by Section 10.

a)	By accepting the Performance Share Units granted hereby, you expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b)	Forfeiture. You agree and covenant that, if the Company determines that you have violated any provisions of Section 10(a) above during the Restricted Period, then:

i)	any portion of the Performance Share Units that have not been settled or paid to you as of the date of such determination shall be immediately canceled and forfeited;

ii)	you shall automatically forfeit any rights you may have with respect to the Performance Share Units as of the date of such determination;

iii)	if any Performance Share Units have become vested within the twelve-month period immediately preceding a violation of Section 10(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares equal to the number of Shares delivered to you in settlement of such vested Performance Share Units if such delivery was made in Shares or you shall pay cash equal to the value of cash paid to you in settlement of such vested Performance Share Units if such payment was made in cash; and

iv)	The foregoing remedies set forth in Section 10(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

c)	Company Policy. You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback policy approved by the Committee.

d)	Definitions. For purposes of this Section 10, the following definitions shall apply:

i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company or its subsidiaries and affiliates and twelve months following the date that you no longer are employed by the Company or any of its subsidiaries or affiliates for any reason whatsoever.

e)

Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 10 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, Section 10, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 10 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 10 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

f)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

11. DIVIDEND EQUIVALENTS AND OTHER ADJUSTMENTS

a)	Crediting of Dividend Equivalents. Subject to this Section 11, dividend equivalents shall be credited on your Performance Share Units (other than Performance Share Units that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then you shall be entitled to a payment amount equal to (A) the amount of such dividend on each outstanding share of Common Stock, multiplied by (B) the number of Performance Share Units credited to you as of the record date for such dividend or distribution (other than previously settled or forfeited Performance Share Units). At the time the underlying PSU becomes payable, the Company has the discretion to pay any accrued dividend equivalents either in cash or in shares of Common Stock.

ii)	Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional Performance Share Units shall be credited to you as of the payment date for such dividend or distribution equal to (A) the number of Performance Share Units credited to you as of the record date for such dividend or distribution (other than previously settled or forfeited Performance Share Units), multiplied by (B) the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (C) the Fair Market Value of a share at such payment date.

iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional Performance Share Units shall be credited to you as of the payment date for such dividend or distribution or forward split equal to (A) the number of Performance Share Units credited to you as of the record date for such dividend or distribution or split (other than previously settled or forfeited Performance Share Units), multiplied by (B) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

b)	Adjustment of Dividend Equivalents. If any Performance Share Unit is forfeited for any reason, including as a result of the failure to attain the Performance Goals at least at Threshold, any dividend or distribution attributable to such Performance Share Unit, whether in the form of cash or additional Performance Share Units, shall be forfeited on the date on which the underlying Performance Share Unit is forfeited. If any Performance Share Units are paid at greater or smaller than 100% of Target, the amount of dividend equivalents (if any) credited on such Performance Share Units, whether in the form of cash or additional Performance Share Units, shall be increased or decreased proportionately to reflect the payout percentage on the underlying Performance Share Units.

c)	Payment of Dividend Equivalents. Any cash or Performance Share Units payable under this Section 11 shall be paid or settled on the settlement date for the underlying Performance Share Unit.

d)	Other Adjustments. The target number of Performance Share Units, the kind of securities deliverable in settlement of Performance Share Units, and any performance measure based on per share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Share Units upon the occurrence of an event referred to in Section 11(c) of the Plan. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FAS 123R, which affects the Shares, you shall have a legal right to an adjustment to your Performance Share Units which shall preserve without enlarging the value of the Performance Share Units, with the manner of such adjustment to be determined by the Committee in its discretion. Any Performance Share Units or related rights which directly or indirectly result from an adjustment to a Performance Share Unit hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share Unit and will be settled at the same time as the granted Performance Share Unit.

12. EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Share Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries or affiliates unless otherwise specifically provided for in such plan.

13. RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

14. ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your Performance Share Units and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or other payment hereunder shall be a general creditor of the Company.

15. DEEMED ACCEPTANCE. You are required to accept the terms and conditions set forth in this Agreement prior to the end of the first Performance Year in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the end of the first Performance Year. For your benefit, if you have not rejected the Agreement prior to the end of the first Performance Year, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner.

16. AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that Performance Share Units which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

17. SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

18. GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

19. SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

20. DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of Performance Share Units and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

21. ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

For the Company

Bristol-Myers Squibb Company

By:
Date:

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company's policies regulating trading by employees. In accepting this Award, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.

Exhibit A

PERFORMANCE SHARE UNITS AGREEMENT

Under the Bristol-Myers Squibb Company

2007 Stock Award and Incentive Plan

2011-2013 Performance Share Units Award

2011 Performance Goals

The number of 2011 Performance Share Units earned by Participant shall be determined as of December 31, 2011 (the “Earning Date”), based on the Company’s 2011 Net Sales Performance (net of foreign exchange), 2011 Non-GAAP Diluted EPS Performance, and 2011 Working Capital plus Capital Expenditures as a Percent of Net Sales Performance (net of foreign exchange), each as defined below, determined based on the following grid:

Performance Measure	Threshold	Target	Maximum
2011 Net Sales, net of fx ($=MM)
2011 Non-GAAP Diluted EPS
2011 Working Capital plus CAPEX as a Percent of Net Sales

Participant shall earn 32.50% of the target number of 2011 Performance Share Units for “Threshold Performance,” 100% of the target number of 2011 Performance Share Units for “Target Performance,” and 167.50% of the target number of 2011 Performance Share Units for “Maximum Performance.” For this purpose, 2011 Net Sales Performance and 2011 Working Capital plus Capital Expenditures as a Percent of Net Sales Performance are weighted 25% each, and 2011 Non-GAAP Diluted EPS Performance is weighted 50%, so level of earning of 2011 Performance Share Units shall be determined on a weighted-average basis.

Determinations of the Committee regarding 2011 Net Sales Performance, 2011 Non-GAAP Diluted EPS Performance, and 2011 Working Capital plus Capital Expenditures as a Percent of Net Sales Performance, and the resulting 2011 Performance Share Units earned, and related matters, will be final and binding on Participant. In making its determinations, the Committee may exercise its discretion (reserved under Plan Sections 7(a) and 7(b)(v)) to reduce the amount of Performance Share Units deemed earned, in its sole discretion.